Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Kris M. Maly	Cameron Associates
	Investor Relations Department	Kevin McGrath — Institutions
	Aastrom Biosciences, Inc.	Phone: (212) 245-4577
	Phone: (734) 930-5777	Alyson Nikulicz — Media
Phone: (212) 554-5464
AASTROM BIOSCIENCES, INC. REPORTS SECOND QUARTER
FISCAL YEAR 2006 FINANCIAL RESULTS
Ann Arbor, Michigan, February 8 , 2006 — Aastrom Biosciences, Inc. (Nasdaq: ASTM) today reported financial results for the second fiscal quarter ended December 31, 2005. The Company also reported several clinical and operational achievements during the quarter ended December 31, 2005, including:
•	The enrollment of patients at The Heart and Diabetes Center North Rhine-Westphalia, located in Bad Oeynhausen, Germany, into a controlled clinical trial for diabetic limb ischemia using Tissue Repair Cells (TRCs). The aim of this human study is to evaluate the safety and efficacy of Aastrom’s TRCs in the regeneration of functioning blood vessels in the legs of diabetic patients with limb ischemia.

•	The U.S. Phase I/II bone graft clinical trial for severe fractures has enrolled and treated all 20 of the first stage patients. This trial was expanded to include an additional 16 patients per an Investigational New Drug (IND) amendment approved by the FDA. The Company expects to report interim trial results from the first stage patients in the late second or early third quarter of calendar year 2006.

•	The announcement of a human clinical trial in the U.S. to evaluate the formation of new bone tissue in the spine using TRCs (posterior-lateral lumbar spinal fusions for treatment of degenerative spondylolisthesis). The Phase I/II trial will be conducted under an IND application approved by the FDA, and initially conducted at a single clinical center, the William Beaumont Hospital in Royal Oak, MI. After treating approximately five initial patients, the safety and effect of the TRC treatment will be assessed, and if acceptable it is expected that the trial will expand to multiple centers. This treatment approach will evaluate the use of TRCs in combination with a carrier matrix to induce sufficient bone growth to fuse or merge two vertebrae in the lower back.

•	The initiation of a new bone grafting clinical trial in the EU for the use of TRCs to repair severe non-union fractures of long bones. The Phase I/II multi-center clinical trial has been approved by the Spanish Drug Agency (AEMPS) and is designed to further demonstrate the safety and effectiveness of TRCs to regenerate new, healthy bone in the repair of long bone fractures. The center participants located in Barcelona, Spain include: Fundación Teknon and Institut de Terapia Regenerativa Tisular at Hospital de Barcelona S.C.I.A.S., Hospital General de l’Hospitalet and Centro Medico Teknon.

•	The report of positive interim results from the feasibility clinical trial conducted with the Teknon Hospital Maxillofacial Clinic in Barcelona, Spain, to evaluate the use of TRCs for maxillary (upper jaw) bone reconstruction in 5 patients, performed to support placement of dental implants. The study results showed clinical safety, and that the TRC treatment sites all exhibited bone growth and had the desired initial integration with preexisting bone. This is the second clinical bone graft trial to also report that surgical sites treated with TRCs appear to exhibit less inflammation or swelling than sites treated without TRCs.
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Aastrom- 2nd Q FY2006 Fin Results
February 8, 2006

“During the second fiscal quarter, Aastrom continued to make significant advancements in its clinical and corporate programs in both the U.S. and Europe. We have met our corporate objective of initiating clinical trials to address three types of bone regeneration: long bone, facial or jaw bone, and now spine. Our recently announced U.S. Phase I/II clinical trial will evaluate the ability of our TRCs to grow new bone in patients requiring a spine fusion. Perhaps of most importance, we are now reporting initial results from our studies, which indicate the exciting potential of using TRCs for bone regeneration,” said R. Douglas Armstrong, Ph.D., Chief Executive Officer and Chairman of Aastrom. “The proof of concept results we are gathering from our studies are very encouraging for the prospects of our TRC bone marrow stem cells to regenerate human tissues in certain clinical indications.”
Dr. Armstrong continued, “We have also continued to make progress in our pipeline programs as we explore extending the use of TRCs to specific clinical indications and different human tissues. This is illustrated by our new clinical trial in which diabetic patients receive TRCs to potentially regenerate functional blood vessels in their limbs, therefore improving circulation and mobility. We are also preparing a new clinical trial design to draw upon the bone and vascular regenerating potential of TRCs for the treatment of femur osteonecrosis, a condition that often requires hip replacements. The upcoming months should be an exciting time for Aastrom, and I am enthusiastic about our planned clinical and corporate milestones.”
Fiscal Year 2006 Second Quarter Ended December 31, 2005 Results
Total revenues for the quarter and six months ended December 31, 2005, consisting of product sales and grant funding, were $117,000 and $297,000, respectively, compared to $374,000 and $561,000 for the same periods in fiscal year 2005.
Product sales for the quarter and six months ended December 31, 2005 decreased to $42,000 and $57,000, respectively, from $212,000 and $227,000 for the same periods in fiscal year 2005. The decreases in product sales revenue are the result of reduced volume of therapy kits for clinical trials and research by others. As previously disclosed, we are not formally marketing the AastromReplicell® System as a stand-alone product as this is a limited commercial area. However, the AastromReplicell System technology continues to be used to manufacture our proprietary TRC cell products.
Grant revenues for the quarter and six months ended December 31, 2005 decreased to $75,000 and $240,000, respectively, from $162,000 and $334,000 for the same periods in fiscal year 2005. These decreases are the result of lower grant program activities; however, we continue to pursue grant-funded programs. Grant revenues accounted for 81% of total revenues for the six months ended December 31, 2005, compared to 60% for the same period in fiscal year 2005, and are recorded on a cost-reimbursement basis. Grant revenues may vary in any period based on timing of grant awards, grant-funded activities, level of grant funding and number of grant awards received.
Total costs and expenses for the quarter and six months ended December 31, 2005 increased to $4,456,000 and $8,430,000, respectively, from $2,924,000 and $5,820,000 for the same periods in fiscal year 2005.
The cost of product sales for the quarter and six months ended December 31, 2005 decreased to $4,000 and $9,000, respectively, from $39,000 and $54,000 for the same periods in fiscal year 2005.
Research and development expenses for the quarter and six months ended December 31, 2005 increased to $2,195,000 and $4,148,000, respectively, from $1,596,000 and $3,163,000 for the same periods in fiscal year 2005. These increases reflect the continued expansion of our research activities, including additional staffing requirements, to support future regulatory submissions, on-going and planned bone grafting and vascular repair clinical trials in the U.S. and EU, product development activities in the area of tissue regeneration and development of centralized facilities for
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Aastrom- 2nd Q FY2006 Fin Results
February 8, 2006

product manufacturing and distribution processes. Research and development expenses for the quarter and six months ended December 31, 2005, also include a non-cash charge of $121,000 and $199,000, respectively, relating to the adoption of Financial Accounting Standards Board Statement No. 123R, “Share-Based Payment” (SFAS 123R) on July 1, 2005, which requires us to measure the value of all employee share-based payments and recognize that value as an operating expense.
Selling, general and administrative costs for the quarter and six months ended December 31, 2005 increased to $2,257,000 and $4,273,000, respectively, from $1,289,000 and $2,603,000 for the same periods in fiscal year 2005. These increases are due to additional employee costs that include: recruitment and relocation expenses, bonuses paid to certain employees, an accrual for future performance bonuses and the salary and fringe benefits for a marketing director position that was vacant during the same periods in fiscal year 2005. Costs also increased for the quarter and six months ended December 31, 2005 due to additional state filing fees required for increasing our authorized common shares and required activities for financial internal controls compliance and certification. In addition, selling, general and administrative expenses for the quarter and six months ended December 31, 2005, included non-cash charges of $185,000 and $303,000, respectively, relating to the adoption of SFAS 123R on July 1, 2005.
Interest income for the quarter and six months ended December 31, 2005 increased to $197,000 and $503,000, respectively, from $97,000 and $157,000 for the same periods in fiscal year 2005. The fluctuations in interest income are due primarily to corresponding changes in the level of cash, cash equivalents and short-term investments during the periods, and to improved yields from our investments in 2005.
Net loss for the quarter ended December 31, 2005 was $4,142,000, or $.04 per share, compared to a net loss of $2,453,000, or $.03 per share for the same period in fiscal year 2005. Net loss for the six months ended December 31, 2005, was $7,630,000, or $.07 per share, compared to $5,102,000, or $.06 per share for the same period in fiscal year 2005. The increases in net loss are primarily the result of increased costs and expenses offset on a per share basis by an increase in the weighted average number of common shares outstanding resulting from the sale of our common shares to investors in fiscal year 2005.
At December 31, 2005, the Company had $26.2 million in cash, cash equivalents and short-term investments as compared to $32.4 million in cash, cash equivalents and short-term investments at June 30, 2005.
“With the continued expansion of our research and clinical trial programs in the field of tissue regeneration, we expect our costs and expenses to increase. Therefore, while our cash utilization for the first six months of the fiscal year averaged approximately $1.2 million per month, we anticipate our monthly cash utilization to increase to approximately $1.5 million for the remainder of this fiscal year,” said Gerald D. Brennan, Jr., Vice President Administrative and Financial Operations and Chief Financial Officer of Aastrom.
Aastrom Conference Call Information
R. Douglas Armstrong, Ph.D., Chief Executive Officer and Chairman and Gerald D. Brennan, Jr., Vice President Administrative & Financial Operations and Chief Financial Officer of Aastrom Biosciences, Inc., will review and discuss the second quarter fiscal year 2006 financial results and the Company’s recent progress and future goals today, February 8, 2006, at 10:00 a.m. (EST) when they will host a conference call. Interested parties should call toll-free (877) 407-9205 fifteen minutes before the start of the call to register and identify themselves as registrants of the ‘Aastrom Conference Call’. Any registered caller on the toll-free line may ask to be placed in the queue for the Question & Answer session. The call will be simulcast on the web at http://www.vcall.com/IC/CEPage.asp?ID=100120. A podcast of the call may be downloaded from the web at the internet address above. If you are unable to participate during the live call, the

Aastrom- 2nd Q FY2006 Fin Results
February 8, 2006

webcast will be available for replay at http://www.investorcalendar.com/ for 60 days. Through February 18, 2006, an audio replay of the call will be available by dialing toll-free (877) 660-6853; when prompted on the phone line, the Account # is 286 and the Conference ID# is 189683.
About Aastrom Biosciences, Inc.
Aastrom Biosciences, Inc. (Nasdaq: ASTM) is developing patient-specific products for the repair or regeneration of human tissues, utilizing the Company’s proprietary adult stem cell technology. Aastrom’s proprietary Tissue Repair Cells (TRCs), a mix of bone marrow-derived adult stem and progenitor cells, are manufactured in the AastromReplicell® System, an industry-unique automated cell production system. Aastrom’s TRC cell products are in clinical trials for the following therapeutic indications: severe bone fractures (U.S.: Phase I/II – multi-center; EU: Phase I/II – multi-center), ischemic vascular disease (EU: Phase I/II), jaw bone reconstruction (EU: proof of concept) and spine fusion (U.S.: Phase I/II – single-center). The Company has recently reported positive clinical trial results for its TRCs demonstrating both the clinical safety and ability of TRCs to induce healthy new tissue growth.
For more information, visit Aastrom’s website at www.aastrom.com.
This document contains forward-looking statements, including without limitation, statements concerning clinical trial plans and expectations, intended product development and commercialization objectives, the expected adequacy of capital resources to support planned activities, expected milestones, plans for the current fiscal year and potential product applications, which involve certain risks and uncertainties. The forward-looking statements are also identified through use of the words “expects,” “may,” “planned,” “potential,” “should” “appear,” “anticipate,” and other words of similar meaning. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, the availability of resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.
— Financial Table Follows —
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AASTROM BIOSCIENCES, INC.
(Unaudited)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

	Quarter ended December 31,		Six months ended December 31,
	2004	2005	2004	2005
REVENUES:
Product sales	$212,000	$42,000	$227,000	$57,000
Grants	162,000	75,000	334,000	240,000

Total revenues	374,000	117,000	561,000	297,000

COSTS AND EXPENSES:
Cost of product sales	39,000	4,000	54,000	9,000
Research and development	1,596,000	2,195,000	3,163,000	4,148,000
Selling, general and administrative	1,289,000	2,257,000	2,603,000	4,273,000

Total costs and expenses	2,924,000	4,456,000	5,820,000	8,430,000

OTHER INCOME	97,000	197,000	157,000	503,000

NET LOSS	$(2,453,000)	$(4,142,000)	$(5,102,000)	$(7,630,000)

NET LOSS PER COMMON SHARE (Basic and Diluted)	$(.03)	$(.04)	$(.06)	$(.07)

Weighted average number of common shares outstanding	89,485,000	102,681,000	86,112,000	102,582,000

CONSOLIDATED BALANCE SHEET DATA:

	June 30,	December 31,
	2005	2005

ASSETS
Cash and cash equivalents	$14,408,000	$18,225,000
Short-term investments	18,006,000	8,000,000
Receivables, net	193,000	123,000
Inventories	116,000	5,000
Other current assets	421,000	499,000
Property and equipment, net	753,000	1,124,000

Total assets	$33,897,000	$27,976,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$869,000	$1,365,000
Shareholders’ equity	33,028,000	26,611,000

Total liabilities and shareholders’ equity	$33,897,000	$27,976,000

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